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                                                                      EXHIBIT 23



                          Independent Auditors' Consent



Retirement Administrative Committee
Butler Manufacturing Company:


We consent to the incorporation by reference in the registration statements (Nos. 33-14464, 2-63830, 2-55753, 333-02285, 333-02557, 333-52338, and
333-86724) on Form S-8 of Butler Manufacturing Company of our report dated May 30, 2003, with respect to the statements of net assets available for benefits of the Birmingham Hourly Employee Savings Trust Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended.

/s/ KPMG LLP







Kansas City, Missouri,
June 30, 2003